EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE


            HOLLINGER INTERNATIONAL ANNOUNCES SALE OF TELEGRAPH GROUP
                          TO PRESS ACQUISITIONS LIMITED


NEW YORK, NY, JUNE 22, 2004 -- Hollinger International Inc. (NYSE:HLR) ("the Company") today announced that Press Acquisitions Limited has agreed to acquire Telegraph Group Limited for a purchase price of (pound)729.5 million in cash (or approximately $1,327.4 million at an exchange rate of $1.8196 to (pound)1). The purchase price includes cash on the balance sheet of Telegraph Group of approximately (pound)64.5 million (or approximately $117.3 million). Accordingly, the transaction is expected to result in a cash-free/debt-free price of approximately (pound)665.0 million (or approximately $1,210.0 million). The sale agreement resulted from the Company's previously announced ongoing Strategic Process.

The transaction is scheduled to close on July 30, 2004. Following the closing there may be a purchase price adjustment depending on certain working capital levels, but the Company does not expect any adjustment to be material. The purchase price will be paid primarily in British pounds sterling with a small portion being settled in U.S. dollars.

Gordon Paris, interim Chairman and CEO of Hollinger International, stated, "We are extremely pleased with this significant transaction resulting from our ongoing Strategic Process. We believe that the sale of the Telegraph Group at this time presents the best opportunity for us to maximize value for our shareholders. I would like to thank the Telegraph Group's employees for their efforts during this process, as the agreement we have reached reflects all of their hard work. THE DAILY TELEGRAPH, THE SUNDAY TELEGRAPH and THE SPECTATOR will be in good hands, with people who understand the business and will further enhance these great properties."

"At the same time, we are proud of the continued commitment demonstrated by all of the employees at THE CHICAGO SUN-TIMES, THE JERUSALEM POST and REPORT and our other newspapers across North America. During this process, our teams at all our publications have successfully remained focused on providing the high quality reporting that our readers expect," concluded Mr. Paris.

Aidan Barclay, Chairman of Press Acquisitions Limited, said, "We are delighted to have reached agreement for the purchase of the Telegraph Group, which comprises some of the great titles in newspaper publishing, and to have ended the uncertainty surrounding their future. We are looking forward to working with the management in running the business."

Jeremy Deedes, Deputy Chairman and Chief Executive Officer of Telegraph Group Limited, said, "This is the first day of a new life for the staff of the Telegraph Group, who have endured months of uncertainty with great resolve. I would like to congratulate Press Acquisitions Limited on their successful bid. It has been a long, hard process for them too. But I am confident that we have ended up not just in safe hands, but with new owners who have a great track record for nurturing, developing and investing in their acquisitions."

The transaction involves the sale of stock in Telegraph Group Limited by subsidiaries of Hollinger International and is subject to satisfaction of certain customary conditions. The after-tax proceeds of the transaction, based on the (pound)729.5 purchase price, is expected to be approximately (pound)625.3 million (or approximately $1,137.7 million). Hollinger International noted

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that a portion of proceeds are expected to be applied to the repayment of outstanding indebtedness of its subsidiaries' bank credit agreement and to the 9% Senior Notes due 2010 ("the Notes") of its subsidiary, Hollinger International Publishing Inc. ("Publishing").

To that end, Hollinger International said today that it intends to commence shortly a tender offer by Publishing for all of the outstanding Senior Notes, and that it will separately announce the details of this offer in the near future. There is currently $300,000,000 in principal amount of Senior Notes outstanding and approximately $210,000,000 outstanding under the bank credit agreement.

The Company said that its Board of Directors is considering several options for the use of the remaining proceeds including a special dividend to shareholders, a self-tender for common stock, or other corporate purposes. It expects to announce its decision in this matter as soon as practicable.

Hollinger International's financial adviser in the Strategic Process is Lazard and its legal counsel are Paul, Weiss, Rifkind, Wharton & Garrison LLP and Herbert Smith, as well as Delaware counsel Young Conaway Stargatt & Taylor, LLP. Press Acquisitions Limited's financial advisor in relation the transaction is UBS and its legal counsel is Lovells.

Hollinger International Inc. is a global newspaper publisher with English-language newspapers in the United States, Great Britain and Israel. Its assets include THE DAILY TELEGRAPH, THE SUNDAY TELEGRAPH and THE SPECTATOR in Great Britain, THE CHICAGO SUN-TIMES and a large number of community newspapers in the Chicago area, THE JERUSALEM POST and THE INTERNATIONAL JERUSALEM POST in Israel, a portfolio of new media investments and a variety of other assets.

Press Acquisitions is owned by Hollyrood Holdings Limited which is controlled by Sir David and Sir Frederick Barclay. Hollyrood Holdings owns a group of newspapers in the UK including THE SCOTSMAN, SCOTLAND ON SUNDAY and THE BUSINESS.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS: CERTAIN STATEMENTS MADE IN THIS RELEASE ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "ACT"). FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, ANY STATEMENT THAT MAY PREDICT, FORECAST, INDICATE OR IMPLY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS, AND MAY CONTAIN THE WORDS "BELIEVE," "ANTICIPATE," "EXPECT," "ESTIMATE," "PROJECT, "WILL BE," "WILL CONTINUE," "WILL LIKELY RESULT," "IS SUBJECT TO," OR SIMILAR WORDS OR PHRASES. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME IN REPORTS FILED BY HOLLINGER INTERNATIONAL WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING IN ITS FORMS 10 K AND 10 Q. NEW RISK FACTORS EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE FOR MANAGEMENT TO PREDICT ALL SUCH RISK FACTORS, NOR CAN IT ASSESS THE IMPACT OF ALL SUCH RISK FACTORS ON THE COMPANY'S BUSINESS OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS. GIVEN THESE RISKS AND UNCERTAINTIES, INVESTORS SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS AS A PREDICTION OF ACTUAL RESULTS.


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CONTACTS:
---------
U.S./CANADA MEDIA
Molly Morse - Kekst and Company
212-521-4826
molly-morse@kekst.com

U.K. MEDIA
Jeremy Fielding - Kekst and Company
1-212-521-4825
jeremy-fielding@kekst.com